Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

October 12, 2006

Luminent Mortgage Capital, Inc.
101 California Street, Suite 1350
San Francisco, California 94111

Luminent Mortgage Capital, Inc.
Qualification as
Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Luminent Mortgage Capital, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale of up to 6,900,000 shares of common stock, par value $0.001 per share (the “Offered Common Stock”), by the Company pursuant to a prospectus supplement (the “Prospectus Supplement”) filed as a part of the Registration Statement on Form S-3 (No. 333- 121816) (the “Registration Statement”), declared effective by the Securities and Exchange Commission (“SEC”) on January 21, 2005, with respect to the offer and sale of shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”), warrants to purchase Common Stock and Preferred Stock, and debt securities of the Company, having an aggregate public offering price not to exceed $500,000,000. You have requested our opinion regarding certain U.S. federal income tax matters.

The Company invests in mortgage loans originated with selected high-quality providers within certain established criteria as well as subordinated mortgage-backed securities. The Company also invests in U.S. agency and other single-family, adjustable-rate and hybrid adjustable-rate mortgage-backed securities in two portfolios, one managed by the Company and the other managed by Seneca Capital Management LLC. The Company has three taxable REIT subsidiaries (“TRSs”), Maia Mortgage Finance Statutory Trust (“Maia”), Lares Asset Securitization, Inc. (“Lares”), and Juno CDO Finance, Inc. (“Juno”), that were formed to acquire and securitize mortgage loans. The Company’s fourth TRS, Prosperpine LLC (“Proserpine”), was formed to provide management services with respect to certain subsidiaries of the Company that acquire and securitize mortgage loans.

In giving this opinion letter, we have examined the following:

1. the Company’s Articles of Amendment and Restatement;

2.	the Registration Statement, the prospectus filed as a part thereof (the “Prospectus”), and the Prospectus Supplement;

3. the TRS elections for Maia, Lares, Juno, and Proserpine;

4.	the tax opinions issued by O’Melveny & Myers LLP, dated January 12, 2005, March 18, 2004, and December 19, 2003, and by Duane Morris LLP, dated January 19, 2005 and June 2, 2005, regarding the Company’s qualification as a real estate investment trust (a “REIT”) for federal income tax purposes (the “Prior REIT Opinions”);

5.	the certificate, dated September 8, 2006, from Barclays Global Investors, N.A. regarding its ownership of the Company’s Common Stock (the “Barclay Certificate”);

6.	the private letter ruling request, dated September 20, 2006, under Treasury Regulations sections 301.9100-1 and 301.9100-3 filed by the Company and Maia with respect to the defective TRS election for Maia; and

7.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	during its taxable year ending December 31, 2006, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.	the Company will not make any amendments to its organizational documents or the organizational documents of any of its subsidiaries after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

4.	no action will be taken by the Company or any of its subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we have assumed the correctness of the Prior REIT Opinions and the Barclay Certificate and have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of the factual representations in the Officer’s Certificate in a material way.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, the discussions in the Prospectus under the caption “Certain United States Federal Income Tax Considerations” and under “Additional Federal Income Tax Considerations” in the Prospectus Supplement (which are incorporated herein by reference), and without further investigation, we are of the opinion that:

(a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable years ended December 31, 2003 though December 31, 2005, and the Company’s organization and current and proposed methods of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2006, and in the future; and

(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Certain United States Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Federal Income Tax Considerations” are correct in all material respects and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Offered Common Stock.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for its 2006 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate. Moreover, we have not participated in the preparation of the Registration Statement, and we do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Registration Statement, except to the extent described above with respect to the sections entitled “Certain United States Federal Income Tax Considerations” in the Prospectus and “Additional Federal Income Tax Considerations” in the Prospectus Supplement.

The foregoing opinions are based on current provisions of the Code, the Treasury regulations (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT. The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax or other matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Additional Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton & Williams LLP